Exhibit 99.1

FOR IMMEDIATE RELEASE

May 7, 2009

CenterState Banks of Florida, Inc.

declares second quarter 2009 dividend $0.01 per share

DAVENPORT, FL. – May 7, 2009 – CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) announced today that it has decreased its quarter dividend from $0.04 to $0.01 per share effective with the dividend payable on June 30, 2009 to all shareholders of record as of June 15, 2009.

After considering several factors, the Company concluded that this action was in the best interest of the Company and its’ shareholders. Among the factors considered by the Company were growth, earnings and an uncertain financial and economic environment. Recently, the Company has taken advantage of several growth opportunities that have presented themselves in this current environment, such as the acquisition of the Ocala branches from the FDIC this past January, the initiation of a correspondent banking division during the fourth quarter of 2008, and internally generated core deposit growth. Recognizing that it takes capital to support this growth, the Company believes it is in the Company’s and shareholders’ long-term best interest to use capital to support growth opportunities at this time rather than return it by way of dividends.

Historically, the Company has maintained a “payout ratio” (i.e. dividend as a percentage of earnings) of approximately 20%. In 2008, this ratio was 62%. The Company has not “covered” or “earned” its dividend during the previous two quarters, thereby decreasing capital. In addition, the Company recognizes that these are uncertain times, and there is considerable uncertainty as to economic, financial and market prospectus. The Company’s Board of Directors believes that at this time it would be prudent to maintain capital levels sufficient enough to be able to take into account the uncertain prospects.

The Company is a multi bank holding company which operates through four wholly owned subsidiary banks with 38 locations in ten counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from Troy Carlson, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Stifel Nicolaus (866-780-7926), Michael Acampora, at Raymond James (800-363-9652), or Dudley Stephens, at Burke Capital Markets (404-446-1800). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.